EXHIBIT 10.2
RESTRICTED STOCK AGREEMENT
      This Agreement, made as of the 15th day of August, 2005, (the “Award Date”) between enherent Corp. (the “Company”) and Karl Brenza (the “Participant”);
WITNESSETH THAT:
      WHEREAS, the Company maintains the enherent Corp. 2005 Stock Incentive Plan (the “Plan”); and
      WHEREAS, pursuant to the terms the employment agreement between the Participant and Company dated August 15, 2005 (the “Employment Agreement”), the Participant has been granted an Award of Restricted Stock under the Plan;
      NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant as follows:
      1. Award. Subject to the terms of this Agreement, the Plan and the Participant’s Employment Agreement, the Participant is hereby granted an Award of 504,857 shares of Common Stock, subject to the restrictions set forth herein (the “Restricted Stock”). Except as otherwise defined herein, capitalized terms used in this Agreement have the respective meanings set forth in the Plan and the Employment Agreement.
      2. Restricted Period. Unless forfeited earlier under Section 4, the “Restricted Period” with respect to the shares awarded hereunder shall begin on the Award Date and end on the vesting dates specified in the schedule below with respect to the percentage of shares awarded vesting on such date:

Vesting Date	% of Shares Awarded Vesting
February 15, 2006	50%
August 15, 2006	50%
Notwithstanding the foregoing, (i) in the event of the Participant’s death, Permanent Disability or Partial Disability all shares of Restricted Stock subject to this Award that have not already vested or previously been forfeited under Section 4 shall become fully vested on the date of such event, and (ii) in the event the Participant’s employment with the Company is terminated by the Company for reasons other than Cause (as defined in the Employment Agreement) prior to vesting dates set forth above, the vesting schedule set forth above shall be accelerated by six months.
3.	Restrictions on Shares. During the Restricted Period:

(a)	Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered. Except for such restrictions, the Participant will be treated as owner of such shares and shall have all the rights of a shareholder including, but not limited to, the right to vote such shares and the right to receive all dividends paid on such shares; and

(b)	The certificate representing the Restricted Shares shall be registered in the name of the Participant and shall be deposited with the Company and bear the following (or a similar) legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the enherent Corp. 2005 Stock Incentive Plan and a Restricted Stock Agreement dated August 15, 2005. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of enherent Corp.”
      4. Forfeiture and Retention of Restricted Stock. In the event the Participant’s employment terminates for any reason other than death, Permanent Disability or Partial Disability, all Restricted Shares that have not vested and continue to be subject to a Restricted Period shall be permanently forfeited on such termination date; provided, that, if such termination occurs due to termination by the Company for reasons other than Cause, then the accelerated vesting schedule set forth in Section 2 shall apply to determine the amount of Restricted Shares, if any, that shall be forfeited by reason of such termination. Participant shall retain any vested Restricted Stock, including stock that has vested as a result of acceleration, upon termination of employment for any reason. The Participant’s Restricted Shares shall not be forfeited, cancelled or surrendered for any reason other than as provided in this Section 4.
      5. Change in Control. Notwithstanding any other provision of the Plan or this Agreement to the contrary, if, while this Award remains outstanding under the Plan, a Change in Control (as defined below) of the Company shall occur, then all shares of Restricted Stock granted under this Award Agreement that have not already vested or previously been forfeited under Section 4 at the time of such Change in Control shall become immediately vested in full and, at the option of the Committee, this Award may be cancelled in exchange for a cash payment or a replacement award of equivalent value.
For purposes of this Section 5, a Change in Control shall be as defined in the Employment Agreement.
      6. Equitable Adjustment. In the event that an extraordinary transaction or other event or circumstance affecting the Common Stock shall occur, including, but not limited to, any dividend or other distribution (whether in the form of cash, stock or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, sale of assets or other similar transaction or event, and the Committee determines that a change or adjustment in the terms of this Award is appropriate, then the Committee may, in its sole discretion, make such equitable changes or adjustments or take any other actions that it deems necessary or appropriate (which shall be effective at such time as the Committee in its sole discretion determines), as set forth in Section 5(b) of the Plan so long as such actions are equitable and consistent with changes, adjustments and actions taken by the Committee toward all other holders of the Company’s Common Stock.
      7. Representations. The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against them in accordance with its terms.
The Participant represents and warrants that the Participant is not a party to any agreement or instrument that would prevent the Participant from entering into or performing his or her duties in any way under this Agreement.
      8. Entire Agreement. This Agreement, the Plan and the Employment Agreement contain all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Participant represents that, in executing this Agreement, the Participant does not rely and has not relied upon any representation or statement not set forth therein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

      9. Amendment or Modification, Waiver. Except as set forth in the Plan, no provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Participant and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.
      10. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To Participant at:
Karl Brenza
26 Cherry Street
Katonah, New York 10536

To the Company at:
enherent Corp.
192 Lexington Avenue
New York, New York 10016
Attn: Corporate Secretary
Any notice delivered personally or by courier under this Section 10 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.
      11. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.
      12. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
      13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.
      14. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.
      15. Construction. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan and the Employment Agreement are hereby incorporated herein as provisions of this Agreement. If there is a conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of this Agreement and the Employment Agreement shall govern.

By signing this Agreement, the Participant confirms that he has received a copy of the Plan and has had an opportunity to review the contents thereof.
      16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

enherent Corp.

By:	/s/ Pamela Fredette

Its: President and CEO

/s/ Karl Brenza

Karl Brenza